The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated February 28, 2023	Filed Pursuant to Rule 433 Registration Statement No. 333-264388
PRICING SUPPLEMENT No. ELN1712 dated February __, 2023 (To Product Supplement No. WF1 dated July 20, 2022, Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022)

Bank of Montreal Senior Medium-Term Notes, Series I Equity Index Linked Securities
Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028
■	Linked to the EURO STOXX 50® Index (the "Index")
■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than or less than the face amount of the securities, depending on the performance of the Index from the starting level to the ending level. The maturity payment amount will reflect the following terms:
■	If the level of the Index increases, remains unchanged or decreases, but the decrease is not more than 25%, you will receive the face amount plus the greater of (a) a contingent minimum return of at least 39.50% (to be determined on the pricing date) of the face amount and (b) the face amount times the percentage change from the starting level of the Index to the ending level of the Index
■	If the level of the Index decreases by more than 25%, you will have full downside exposure to the decrease in the level of the Index from the starting level, and you will lose more than 25%, and possibly all, of the face amount of your securities

■	Investors may lose a significant portion, or all, of the face amount
■	All payments on the securities are subject to credit risk, and you will have no ability to pursue any securities included in the Index for payment; if Bank of Montreal, as issuer, defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this preliminary pricing supplement, the estimated initial value of the securities is $920.40 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $900.00 per security. However, as discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-8 herein and "Risk Factors" beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$38.70	$961.30
Total
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See "Terms of the Securities—Agent" and "Estimated Value of the Securities" in this pricing supplement for further information.
(2)	In addition to the foregoing, in respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp. ("BMOCM"), may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

Terms of the Securities

Issuer:	Bank of Montreal.
Market Measure:	EURO STOXX 50® Index (the "Index").
Pricing Date*:	March 31, 2023.
Issue Date*:	April 5, 2023.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a "security" are to a security with a face amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The "maturity payment amount" per security will equal:

•       if the ending level is greater than or equal to the threshold level, $1,000 plus the greater of:

(a)       the contingent minimum return; or

(b)       $1,000 × index return

•       if the ending level is less than the threshold level:

$1,000 + ($1,000 × index return)

If the ending level is less than the threshold level, you will have full downside exposure to the decrease in the level of the Index, and will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

Contingent Minimum Return:	At least 39.50% of the face amount (at least $395.00 per security), to be determined on the pricing date. As a result of the contingent minimum return, any positive return on the securities at maturity will be limited to at least 39.50% of the face amount. The contingent minimum return is payable only if the ending level is greater than or equal to the threshold level.
Stated Maturity Date*:	April 5, 2028, subject to postponement. The securities are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Level:	____, the closing level of the Index on the pricing date.
Closing Level:	Closing level has the meaning set forth under "General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions" in the accompanying product supplement.
Ending Level:	The "ending level" will be the closing level of the Index on the calculation day.
Threshold Level:	____, which is equal to 75% of the starting level.
Index Return:	The "index return" is the percentage change from the starting level to the ending level, measured as follows: ending level – starting level starting level
Calculation Day*:	March 29, 2028, subject to postponement.
Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see "General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure" and "—Payment Dates" in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see "General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events" in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. ("BMOCM")

PRS-2

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences and the Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations" below, and the sections of the product supplement entitled "United States Federal Tax Considerations" and "Canadian Federal Income Tax Consequences."
Agent:

Wells Fargo Securities, LLC ("WFS"). The agent will receive the agent discount set forth on the cover page of this document. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $30.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS's affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $1.20 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, BMOCM, may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM, and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06374VPH3

________________________

*	To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-3

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with product supplement No. WF1 dated July 20, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if that address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated July 20, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000121465922009020/r715220424b5.htm

•	Prospectus Supplement and prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement if you request it by calling BMOCM toll-free at 1-844-266-4537.

PRS-4

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

Estimated Value of the Securities

Our estimated initial value of the securities on the date of this preliminary pricing supplement, and that will be set forth on the cover page of the final pricing supplement relating to the securities, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities on the pricing date will be determined based on market conditions at that time.

For more information about the estimated initial value of the securities, see “Risk Factors” below.

PRS-5

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

■	seek the greater of (a) a contingent minimum return at maturity of at least 39.50% (to be determined on the pricing date) of the face amount and (b) the index return, if the ending level is greater than or equal to the threshold level;

■	are willing to accept the risk that, if the ending level is less than the starting level by more than 25%, they will be fully exposed to the decrease in the Index from the starting level, and will lose more than 25%, and possibly all, of the face amount per security at maturity;

■	understand and are willing to accept the full downside risks of the Index;

■	understand that any positive return they will receive at maturity will be limited to the contingent minimum return, regardless of the extent to which the ending level exceeds the starting level;

■	are willing to forgo interest payments on the securities and dividends on the securities included in the Index; and

■	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

■	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

■	are unwilling to accept the risk that the ending level may decrease from the starting level by more than 25%;

■	seek a greater contingent minimum return at maturity than will be provided by the terms of the securities;

■	seek full return of the face amount of the securities at stated maturity;

■	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■	seek current income over the term of the securities;

■	are unwilling to accept the risk of exposure to the Index;

■	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

■	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; or

■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the "Selected Risk Considerations" herein and the "Risk Factors" in the accompanying product supplement for risks related to an investment in the securities. For more information about the Index, please see the section titled "The EURO STOXX 50® Index" below.

PRS-6

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the "Risk Factors" section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Terms And Structure Of The Securities

If The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 25%, And Possibly Up To 100%, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending level relative to the starting level and the other terms of the securities. Because the level of the Index will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the ending level is less than the threshold level, the maturity payment amount will be less than the face amount and you will have full downside exposure to the decrease in the level of the Index from the starting level. The threshold level is 75% of the starting level. For example, if the Index has declined by 25.1% from the starting level to the ending level, you will not receive any benefit of the contingent downside protection feature and you will lose 25.1% of the face amount. As a result, you will not receive any contingent downside protection if the ending level is less than the threshold level, and you will lose more than 25%, and possibly all, of the face amount per security at maturity. This is the case even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

You Will Receive The Contingent Minimum Return Only If The Ending Level Is Greater Than Or Equal To The Threshold Level.

You will receive the contingent minimum return only if the ending level is greater than or equal to the threshold level. If the ending level is less than the threshold level, then you will not receive the contingent minimum return, and if the ending level is less than the threshold level, you will suffer a loss on the securities.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the "IRS"), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled "United States Federal Tax Considerations."

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to creditworthiness and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The tax treatment of the securities is uncertain. We do not plan to request a ruling from the Internal Revenue Service (the "IRS") or from the Canada Revenue Agency regarding the tax treatment of the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement and/or the accompanying product supplement.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “United States Federal Tax Considerations” in this pricing supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. You should consult your tax advisor about your own tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Income Tax Consequences — Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

PRS-8

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs include the agent discount and selling concessions, the profits that we and our affiliates and/or the agent and its affiliates expect to realize for assuming the risks in hedging our obligations under the securities, and the estimated cost of hedging these obligations. The initial estimated value may be as low as the amount indicated on the cover page of this pricing supplement.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities as of the date of this preliminary pricing supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Index, the exchange rate between the U.S. dollar and the euro, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 5-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 5-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Index; interest rates; volatility of the Index; time remaining to maturity; and dividend yields on the securities included in the Index. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

PRS-9

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the securities, changes in the level of the Index may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Index

An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.

The EURO STOXX 50® Index tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising this index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Securities Will Not Be Adjusted For Changes In Exchange Rates.

Although the equity securities that comprise the Index are traded in euro, and your securities are denominated in U.S. dollars, the amount payable on your securities at maturity, if any, will not be adjusted for changes in exchange rates between the U.S. dollar and the euro. Changes in exchange rates, however, may also reflect changes in the applicable no-U.S. economies that in turn may affect the level of the Index, and therefore your securities. The amount we pay in respect of your securities will be determined solely in accordance with the procedures described in this pricing supplement and the product supplement.

The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Index. Investing in the securities is not equivalent to investing in the Index. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities included in the Index for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities included in the Index would have.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

PRS-10

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a "participating dealer," are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Index and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled "General Terms of the Securities— Certain Terms for Securities Linked to an Index—Market Disruption Events,"—Adjustments to an Index" and "—Discontinuance of an Index" in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and our determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-11

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting level or threshold level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level and threshold level will be determined on the pricing date and will be set forth under "Terms of the Securities" above in the final pricing supplement. For historical data regarding the actual closing levels of the Index, see the historical information set forth below. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Hypothetical Contingent Minimum Return	39.50% of the face amount ($395.00 per security) (the lowest possible contingent minimum return that may be determined on the pricing date)
Hypothetical Starting Level:	100.00
Hypothetical Threshold Level:	75.00 (75% of the hypothetical starting level)

Hypothetical Payout Profile

Contingent Minimum Return 39.50%
25% Contingent Downside Protection
Security Return at Maturity
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical Index Return
Index Return

PRS-12

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

Hypothetical Returns

Hypothetical ending level	Hypothetical index return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
175.00	75.00%	$1,750.00	75.00%
150.00	50.00%	$1,500.00	50.00%
140.00	40.00%	$1,400.00	39.50%
139.50	39.50%	$1,395.00	39.50%
130.00	30.00%	$1,300.00	39.50%
120.00	20.00%	$1,395.00	39.50%
110.00	10.00%	$1,395.00	39.50%
105.00	5.00%	$1,395.00	39.50%
100.00	0.00%	$1,395.00	39.50%
95.00	-5.00%	$1,395.00	39.50%
90.00	-10.00%	$1,395.00	39.50%
80.00	-20.00%	$1,395.00	39.50%
75.00	-25.00%	$1,395.00	39.50%
74.00	-26.00%	$740.00	-26.00%
70.00	-30.00%	$700.00	-30.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%

(1)	The index return is equal to the percentage change from the starting level to the ending level (i.e., the ending level minus the starting level, divided by the starting level).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-13

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

Hypothetical Examples

Example 1. The maturity payment amount is greater than the face amount and reflects a return equal to the contingent minimum return, which is greater than the percentage increase in the closing level of the Index from the hypothetical starting value to the hypothetical ending value.

Index
Hypothetical starting level:	100.00
Hypothetical ending level:	110.00
Hypothetical threshold level:	75.00
Hypothetical index return (ending level – starting level)/starting level:	10.00%

Because the hypothetical ending level is greater than the hypothetical threshold level, the maturity payment amount per security would be equal to the face amount of $1,000 plus: (a) the contingent minimum return of 39.50% and (b) the index return of 10%.

Accordingly, on the stated maturity date you would receive $1,395.00 per security.

Example 2. The maturity payment amount is greater than the face amount and reflects a return equal to the index return, which is greater than the contingent minimum return:

Index
Hypothetical starting level:	100.00
Hypothetical ending level:	175.00
Hypothetical threshold level:	75.00
Hypothetical index return (ending level – starting level)/starting level:	75.00%

Because the hypothetical ending level is greater than the hypothetical threshold level, the maturity payment amount per security would be equal to the face amount of $1,000 plus: (a) the contingent minimum return of 39.50% and (b) the index return of 75%.

Accordingly, on the stated maturity date you would receive $1,750.00 per security.

PRS-14

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

Example 3. The ending level is less than the starting level but is greater than the threshold level, and the maturity payment amount is greater than the face amount:

Index
Hypothetical starting level:	100.00
Hypothetical ending level:	90.00
Hypothetical threshold level:	75.00
Hypothetical index return (ending level – starting level)/starting level:	-10.00%

Because the hypothetical ending level is less than the hypothetical starting level, but is not less than the hypothetical threshold level, the maturity payment amount per security would be equal to the face amount of $1,000 plus the contingent minimum return.

On the stated maturity date, you would receive $1,395.00 per security.

Example 4. The ending level is less than the threshold level, and the maturity payment amount is less than the face amount:

Index
Hypothetical starting level:	100.00
Hypothetical ending level:	50.00
Hypothetical threshold level:	75.00
Hypothetical index return (ending level – starting level)/starting level:	-50.00%

Because the hypothetical ending level is less than the hypothetical starting level by more than 25%, you would lose a portion of the face amount of your securities and receive a maturity payment amount per security equal to:

$1,000 + ($1,000 × index return)

$1,000 + ($1,000 × -50.00%) = $500.00

On the stated maturity date, you would receive $500.00 per security. As this example illustrates, if any Index depreciates by more than 25% from the starting level to the ending level, you will incur a loss on the securities at maturity.

PRS-15

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

The EURO STOXX 50® Index

All disclosures contained in this pricing supplement regarding the SX5E Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, its sponsor. None of us, the agent or BMOCM accepts any responsibility for the calculation, maintenance or publication of the SX5E Index or any successor index.

The EURO STOXX 50® Index is an equity index that is intended to provide a blue-chip representation of supersector leaders in the Eurozone equity markets.

In addition, information about the EURO STOXX 50® Index may be obtained from other sources including, but not limited to, the EURO STOXX 50® Index sponsor’s website (including information regarding the EURO STOXX 50® Index’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the EURO STOXX 50® Index is accurate or complete.

EURO STOXX 50® Index Composition and Maintenance

For each of the 20 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list. All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.

The SX5E stocks are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The SX5E is composed of 50 component stocks of market sector leaders from within the 20 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The SX5E stocks have a high degree of liquidity and represent the largest companies across a wide range of market sectors.

Composition and Maintenance of the EURO STOXX 50® Index

The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that it includes the 50 market sector leaders from within the Eurozone.

The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is subject to a “fast exit rule.” The SX5E stocks are monitored for any changes based on the monthly selection list ranking. A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list. The highest-ranked stock that is not already an SX5E stock will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The SX5E is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.

The SX5E is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are immediately reviewed. Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

Calculation of the EURO STOXX 50® Index

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the SX5E stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:

Index = free float market capitalization of the SX5E at the time divisor of the SX5E at the time

The “free float market capitalization of the SX5E” is equal to the sum of the products of the closing price, number of shares, free float factor and the weighting cap factor for each component company as of the time that the SX5E is being calculated.

PRS-16

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

The divisor of the SX5E is adjusted to maintain the continuity of the SX5E’s values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

License Agreement

We have entered into a non-exclusive license agreement with SX5E, which grants us a license in exchange for a fee to use the SX5E in connection with the issuance of certain securities, including the securities.

STOXX and its licensors (the “Licensors”) have no relationship with us or BMOCM, other than the licensing of the SX5E and the related trademarks for use in connection with the securities.

STOXX and its Licensors do not:

•	sponsor, endorse, sell or promote the securities.

•	recommend that any person invest in the securities or any other securities.

•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the securities.

•	have any responsibility or liability for the administration, management or marketing of the securities.

•	consider the needs of the securities or the owners of the securities in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the securities. Specifically,

•	STOXX and its Licensors do not make any warranty, express or implied, and disclaim any and all warranty about:

▪	the results to be obtained by the securities, the owner of the securities or any other person in connection with the use of the SX5E and the data included in the SX5E;

▪	the accuracy or completeness of the SX5E and its data;

▪	the merchantability and the fitness for a particular purpose or use of the SX5E or its data;

•	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the SX5E or its data; and

•	any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement among us, BMOCM and STOXX is solely for the benefit of the parties thereto and not for the benefit of the owner of the securities or any other third parties.

PRS-17

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

Historical Information

We obtained the closing levels of the Index in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2018 to February 27, 2023. The closing level on February 27, 2023 was 4,248.01. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the securities.

PRS-18

Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside

 Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2028

United States Federal Tax Considerations

The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption “United States Federal Tax Considerations.”

In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described herein as a pre-paid cash-settled derivative contract in respect of the Index for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. However, the U.S. federal income tax consequences of your investment in the securities are uncertain and the IRS could assert that the securities should be taxed in a manner that is different from that described in the preceding sentence. If this treatment is respected, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount it received at such time and the amount that it paid for the securities. Such gain or loss should generally be long-term capital gain or loss if the U.S. holder has held its securities for more than one year. Non-U.S. holders should consult the section entitled " United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders" in the underlying product supplement.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Index or the securities (for example, upon the Index rebalancing), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Index or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-19